For Immediate Release
Date: July 25, 2007

Contacts:	J. Williar Dunlaevy	Stephen M. Conley

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3530

Email:	bill.dunlaevy@legacybanks.com	steve.conley@legacybanks.com
Legacy Bancorp, Inc. Announces Plans to Enter New York State
PITTSFIELD, MASSACHUSETTS, (July 25, 2007) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank” or “Legacy”) announced today that the Bank had entered into a Purchase Agreement with First Niagara Bank (“First Niagara”) to acquire certain assets and assume certain liabilities of five (5) full-service branches of First Niagara located in the eastern New York communities of Windham, Greenville, Middleburgh, Oakhill (East Durham), and Whitehall (collectively the “Branches”). As of June 30, 2007, aggregate deposit liabilities related to the Branches to be assumed by the Bank totaled approximately $83.5 million. The Bank has agreed to pay a weighted average premium of 12.75% of the deposits. No customer loans are being transferred in connection with the transaction. The proposed acquisition of the Branches is subject to customary closing conditions, including receipt of applicable state and federal regulatory approvals. The Bank intends to consummate its purchase and assumption transaction during the fourth quarter of 2007.
“This acquisition continues Legacy’s expansion into New York State, where we have been an active lender for several years, and already have a Loan Production Office located in Colonie,” commented J. Williar Dunlaevy, Chairman and Chief Executive Officer of the Company and Legacy. “This is our first acquisition in New York, and we are confident that the purchase of these Branches provides us with critical customer relationships, the personnel to implement our strategy of expanding our brand of community banking into New York and the ability to generate valuable core deposits. The acquisition also enables us to open additional branch offices in New York, including in the Capital District, where we already have a significant presence by virtue of our lending activity. The eastern New York market is and will be increasingly important to us, and we look forward to working with and helping this expanded client base to grow and prosper.”
“We look forward to working with the customers and employees of these new Branches to carry forward Legacy’s traditions of strong community banking and premier customer service.” Mr.

Dunlaevy added that he also anticipates that The Legacy Banks Foundation will become actively engaged in these new communities.
     Legacy Banks is headquartered in Pittsfield. It employs 178 people and has eleven offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks, through its predecessors City Savings Bank, chartered in 1893, Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835 has a 172-year banking history in Berkshire County.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
###